Exhibit 99.1
Rick Abshire (713) 881-3609
FOR IMMEDIATE RELEASE

ADAMS RESOURCES ANNOUNCES DIVIDEND AND
 FIRST QUARTER 2016 EARNINGS

Houston (May 6, 2016) -- Adams Resources & Energy, Inc., (NYSE MKT: AE), announced first quarter 2016 unaudited net earnings of $1,430,000 or $.34 per common share on revenues of $250,531,000.  This compares to first quarter 2015 unaudited net earnings of $3,097,000 or $.73 per common share.  Net cash utilized in operating activities totaled $2,358,000 for the three-month period ended March 31, 2016 as the Company expended cash for strategic crude oil inventory purchases in order to take advantage of the difference between current and forward month commodity futures prices.

Thomas S. Smith, President and Chief Executive Officer, attributed the current earnings reduction to sharp competition for available crude oil supplies within the Company’s areas of operation.  Lower crude oil prices curtailed active drilling by suppliers which, in turn, reduced available supplies. The Company is experiencing both reduced volumes and unit margins as a result.   The Company also saw reduced activity within its common carrier chemical transportation business consistent with a slowing U.S. economy.  Mr. Smith added that the Company seeks to be a low cost competitor and this, combined with strong liquidity, will leave the Company in favorable position when market conditions rebound.

A summary of operating results follows:
	First Quarter
	2016	2015
Operating Earnings (Expense)
Crude oil marketing	$4,648,000	$8,848,000
Transportation	173,000	1,125,000
Oil and gas	(282,000)	(1,725,000)
Administrative expenses	(2,200,000)	(3,331,000)
	2,339,000	4,917,000
Interest income (expense), net	103,000	74,000
Equity investments, net of tax	(124,000)	-
Income tax (provision)	(888,000)	(1,894,000)
Net earnings	$1,430,000	$3,097,000

The Company also announced that its Board of Directors declared a quarterly cash dividend in the amount of $.22 (twenty-two cents) per common share, payable on June 17, 2016 to shareholders of record as of June 3, 2016.

The Company’s quarterly report on Form 10-Q for the period ended March 31, 2016 will be filed with the Securities and Exchange Commission on May 9, 2016 and will be available on the Company’s website at “adamsresources.com”.
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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions and potential adverse world economic conditions, (b) fluctuations in hydrocarbon commodity prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability and cost of capital, (j) results of current items of litigation, (k) uninsured items of litigation or losses, (l) uncertainty in reserve estimates and cash flows, (n) successful drilling activity and the ability to replace oil and gas reserves, (m) security issues related to drivers and terminal facilities, (o) demand for chemical based trucking operations, (p) financial soundness of customers and suppliers.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(In thousands, except per share data)
	Three Months Ended
	March 31,	March 31,
	2016	2015

Revenues	$250,531	$555,573

Costs, expenses and other	(248,213)	(550,582)
Income tax (provision)	(888)	(1,894)

Net earnings	$1,430	$3,097

Earnings per share:
Basic and diluted net earnings per common share	$.34	$.73

Dividends per common share	$.22	$.22

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	March 31,	December 31,
	2016	2015

ASSETS
Cash and marketable securities	$83,099	$91,877
Other current assets	89,321	84,660
Total current assets	172,420	176,537

Net property & equipment	56,624	59,715
Deposits and other assets	8,871	6,963
	$237,915	$243,215

LIABILITIES AND EQUITY
Total current liabilities	$75,797	$80,197
Deferred tax and other liabilities	9,106	10,508
Shareholders’ equity	153,012	152,510
	$237,915	$243,215